Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TRS 401(k) Retirement Plan of Fluor Corporation of our reports (a) dated February 29, 2008, with respect to the consolidated financial statements of Fluor Corporation, and the effectiveness of internal control over financial reporting of Fluor Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and (b) dated June 21, 2007, with respect to the financial statements and schedules of the Fluor Corporation TRS 401(k) Retirement Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2006, both filed with the Securities and Exchange Commission.

Dallas, Texas

April 30, 2008